CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 29, 2025, relating to the financial statements and financial highlights of Wisconsin Capital Funds, Inc., comprising Plumb Balanced Fund and Plumb Equity Fund, which are included in Form N-CSR for the year ended March 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policy Regarding Disclosure of Fund Holdings”, “Legal Counsel and Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
July 29, 2025